TYSON FOODS REPORTS THIRD QUARTER 2020 RESULTS
WORKER HEALTH AND SAFETY REMAINS TOP PRIORITY; PERFORMANCE BENEFITS FROM BALANCED PORTFOLIO

Springdale, Arkansas – August 3, 2020 – Tyson Foods, Inc. (NYSE: TSN), one of the world’s largest food companies and a recognized leader in protein with leading brands including Tyson, Jimmy Dean, Hillshire Farm, Ball Park, Wright, Aidells, ibp and State Fair, today reported the following results:

(in millions, except per share data)	Third Quarter		Nine Months Ended
	2020	2019	2020	2019
Sales	$10,022	$10,885	$31,725	$31,521
Operating Income	775	781	2,102	2,223

Net Income	527	681	1,455	1,663
Less: Net Income Attributable to Noncontrolling Interests	—	5	7	10
Net Income Attributable to Tyson	$527	$676	$1,448	$1,653

Net Income Per Share Attributable to Tyson	$1.44	$1.84	$3.96	$4.51

Adjusted¹ Operating Income	$760	$796	$2,155	$2,291

Adjusted¹ Net Income Per Share Attributable to Tyson	$1.40	$1.47	$3.83	$4.25
1 Adjusted operating income and adjusted net income per share attributable to Tyson, or Adjusted EPS, are non-GAAP financial measures and are explained and reconciled to a comparable GAAP measure at the end of this release.
First Nine Months Highlights

•	GAAP EPS of $3.96, down 12% from prior year; Adjusted EPS of $3.83, down 10% from prior year

•	GAAP operating income of $2,102 million; Adjusted operating income of $2,155 million

•	Total Company GAAP operating margin of 6.6% and Adjusted operating margin of 6.8%

•	Generated $2.7 billion of operating cash flows

•	Results negatively impacted by approximately $340 million of direct incremental expenses related to COVID-19
Third Quarter Highlights

•	GAAP EPS of $1.44, down 22% from prior year; Adjusted EPS of $1.40, down 5% from prior year

•	GAAP operating income of $775 million and Adjusted operating income of $760 million

•	Total Company GAAP operating margin of 7.7% and adjusted operating margin of 7.6%

•	Liquidity of $3.1 billion at June 27, 2020

•	Results negatively impacted by approximately $340 million of direct incremental expenses related to COVID-19

“Without a doubt, our third fiscal quarter was one of the most volatile and uncertain periods I’ve seen during my time in the industry,” said Noel White, Tyson Foods’ CEO. “However, our commitment to team member health and safety and investments in operations and portfolio strategy effectively positioned us to weather unprecedented COVID-19 marketplace volatility while allowing us to support our farmers, ranchers and producers and meet our customers’ needs.”
“I want to thank our team members for their dedication and diligence as we continue to navigate the COVID-19 pandemic. At Tyson Foods, our focus remains on ensuring the health and safety of our team members, their families and our communities. We take this responsibility very seriously, and we’re proud that our team members have gone above and beyond to help us supply food for the nation.”
“Within each of our segments, we absorbed higher-than-normal operating costs related to COVID-19. Nonetheless, Tyson delivered strong results during the third quarter led by strength in our Beef and Pork segments. Despite short-term challenges, we’re maintaining a clear focus on the long term. Our fourth quarter is off to a solid start, and while COVID-19 has been disruptive, we have a strong long-term outlook for Tyson Foods.”

SEGMENT RESULTS (in millions)

Sales
(for the third quarter ended June 27, 2020, and June 29, 2019)
	Third Quarter				Nine Months Ended
			Volume	Avg. Price			Volume	Avg. Price
	2020	2019	Change	Change	2020	2019	Change	Change
Beef	$3,653	$4,157	(23.8)%	11.6%	$11,470	$11,967	(9.8)%	5.7%
Pork	1,115	1,323	(16.5)%	0.8%	3,760	3,674	(2.4)%	4.7%
Chicken	3,112	3,331	(4.2)%	(2.4)%	9,801	9,853	(0.4)%	(0.1)%
Prepared Foods	2,035	2,089	(6.0)%	3.4%	6,255	6,265	(3.1)%	2.9%
International/Other	402	356	25.0%	(9.2)%	1,365	776	86.8%	(5.8)%
Intersegment Sales	(295)	(371)	n/a	n/a	(926)	(1,014)	n/a	n/a
Total	$10,022	$10,885	(10.6)%	2.6%	$31,725	$31,521	(1.1)%	1.8%

Operating Income (Loss)
(for the third quarter ended June 27, 2020, and June 29, 2019)
	Third Quarter				Nine Months Ended
			Operating Margin				Operating Margin
	2020	2019	2020	2019	2020	2019	2020	2019
Beef	$651	$270	17.8%	6.5%	$1,170	$731	10.2%	6.1%
Pork	107	42	9.6%	3.2%	391	237	10.4%	6.5%
Chicken	(120)	230	(3.9)%	6.9%	36	531	0.4%	5.4%
Prepared Foods	145	229	7.1%	11.0%	494	739	7.9%	11.8%
International/Other	(8)	10	n/a	n/a	11	(15)	n/a	n/a
Total	$775	$781	7.7%	7.2%	$2,102	$2,223	6.6%	7.1%
Note: On June 3, 2019, we acquired the Thai and European operations of BRF S.A. The post-acquisition results from operations of these businesses are included in International/Other for segment presentation. On November 30, 2018, we acquired Keystone Foods. The post-acquisition results from operations of this business are included in our Chicken segment for Keystone's domestic operations and results for operations of Keystone's International business are included in International/Other for segment presentation.

Adjusted Segment Results (in millions)

Adjusted Operating Income (Loss) (Non-GAAP)
(for the third quarter ended June 27, 2020, and June 29, 2019)
	Third Quarter				Nine Months Ended
			Adjusted Operating Margin (Non-GAAP)				Adjusted Operating Margin (Non-GAAP)
	2020	2019	2020	2019	2020	2019	2020	2019
Beef	$636	$271	17.4%	6.5%	$1,176	$732	10.3%	6.1%
Pork	107	42	9.6%	3.2%	393	237	10.5%	6.5%
Chicken	(120)	237	(3.9)%	7.1%	57	560	0.6%	5.7%
Prepared Foods	145	236	7.1%	11.3%	516	753	8.2%	12.0%
International/Other	(8)	10	n/a	n/a	13	9	n/a	n/a
Total	$760	$796	7.6%	7.3%	$2,155	$2,291	6.8%	7.3%
Note: Adjusted operating income is a non-GAAP financial measure and is explained and reconciled to a comparable GAAP measure at the end of this release.

Adjusted operating income and adjusted operating margin are presented as supplementary measures in the evaluation of our business that are not required by, or presented in accordance with, GAAP. We use adjusted operating income and adjusted operating margin as internal performance measurements and as two criteria for evaluating our performance relative to that of our peers. We believe adjusted operating income and adjusted operating margin are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income and adjusted operating margin. Further, we believe that adjusted operating income and adjusted operating margin are useful measures because they improve comparability of results of operations from period to period. Adjusted operating income and adjusted operating margin should not be considered as substitutes for operating income, operating margin or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income and adjusted operating margin may not be comparable to similarly titled measures reported by other companies.

COVID-19 Expenses

•
During the third quarter of fiscal 2020, we incurred direct incremental expenses related to COVID-19 totaling approximately $340 million. These COVID-19 direct incremental expenses primarily included team member costs associated with worker health and availability and production facility downtime, including direct costs for personal protection equipment, production facility sanitization, COVID-19 testing, donations, product downgrades, rendered product, certain professional fees and $114 million of thank you bonuses to frontline employees, partially offset by CARES Act credits. Other indirect costs associated with COVID-19 are not reflected in this amount, including costs associated with raw materials, distribution and transportation, plant underutilization and reconfiguration, premiums paid to cattle producers, and pricing discounts.

Summary of Segment Results

•
Beef - Sales volume decreased in the third quarter and the first nine months of fiscal 2020 primarily due to lower production throughput associated with the impact of COVID-19 in the third quarter of fiscal 2020 and a reduction in live cattle harvest capacity as a result of a fire that caused the temporary closure of a production facility for the majority of the first quarter of fiscal 2020. Average sales price increased in the third quarter and first nine months of fiscal 2020 as beef demand remained strong amid supply disruptions related to the impact of COVID-19. Operating income increased in the third quarter and first nine months of fiscal 2020 primarily due to COVID-19 disruptions which increased the spread between preexisting contractual agreements and the cost of fed cattle, partially offset by price reductions offered to customers, as well as production inefficiencies and direct incremental expenses related to COVID-19. Additionally, operating income in the third quarter of fiscal 2020 was impacted by approximately $45 million of net derivative gains and $15 million of net insurance proceeds from a production facility fire.

•
Pork - Sales volume decreased in the third quarter and first nine months of fiscal 2020 primarily due to lower production throughput associated with COVID-19 despite strong demand for our pork products and increased domestic availability of live hogs. Average sales price increased in the third quarter and first nine months of fiscal 2020 as pork demand remained strong amid supply disruptions related to the impact of COVID-19. Operating income increased in the third quarter and first nine months of fiscal 2020 primarily due to COVID-19 disruptions which increased the spread between preexisting contractual agreements and the cost of live hogs, partially offset by production inefficiencies and direct incremental expenses related to COVID-19.

•
Chicken - Sales volume decreased in the third quarter and first nine months of fiscal 2020 primarily due to lower production throughput associated with the impact of COVID-19 in the third quarter of fiscal 2020 and lower foodservice demand, partially offset by increased volumes in consumer products. Average sales price decreased in the third quarter of fiscal 2020 primarily due to weaker chicken pricing as a result of market conditions. Average sales price was relatively flat in the first nine months of fiscal 2020 as reduced sales volumes of lower priced rendering and blending products had the effect of increasing average sales price, which was largely offset by weaker chicken pricing as a result of market conditions. Operating income decreased in the third quarter and first nine months of fiscal 2020 primarily from market conditions, unfavorable product mix, as well as production inefficiencies and direct incremental expenses related to COVID-19. Operating income was further impacted by $110 million of net derivatives losses in each of the third quarter and first nine months of fiscal 2020, and by approximately $50 million in increased feed ingredient costs in first nine months of fiscal 2020, as compared to the same periods in fiscal 2019. Additionally, operating income was impacted by $21 million in restructuring costs incurred in the first nine months of fiscal 2020.

•
Prepared Foods - Sales volume decreased in the third quarter and first nine months of fiscal 2020 as growth in volume across the consumer products channel was offset by a reduction in the foodservice channel related to reduced demand and lower production throughput due to the impact of COVID-19 in the third quarter of fiscal 2020. Average sales price increased in the third quarter and first nine months of fiscal 2020 due to favorable product mix associated with the surge in consumer product demand, as well as the pass through of increased raw material costs. Operating income decreased in the third quarter and first nine months of fiscal 2020 primarily due to increased operating costs, including a $135 million increase in net raw material costs and derivative losses in the first nine months of fiscal 2020, as well as production inefficiencies and direct incremental expenses related to COVID-19 in the third quarter of fiscal 2020. Additionally, operating income was impacted by $22 million restructuring costs incurred in the first nine months of fiscal 2020.

Outlook
For fiscal 2021, USDA indicates domestic protein production (beef, pork, chicken and turkey) should increase approximately 1% from fiscal 2020 levels. The following is a summary of the outlook for each of our segments, as well as an outlook for capital expenditures, net interest expense, liquidity and tax rate for fiscal 2021.

•
COVID-19 – We continue to proactively manage the company and its operations through this global pandemic. Given the nature of our business, demand for food and protein may shift amongst sales channels and experience disruptions, but over time we expect worldwide demand to continue to increase. We are experiencing multiple challenges related to the pandemic. These challenges are anticipated to increase our operating costs and negatively impact our volumes for the remainder of fiscal 2020 and into fiscal 2021. Operationally, we have faced and expect to continue to face capacity utilization slowdowns in production facilities from team member absenteeism and choices we make to ensure team member health and safety. The lower levels of productivity and higher costs of production we have experienced will likely continue until COVID-19 is better understood and its impacts diminish. Each of our segments has also experienced a shift in demand from foodservice to retail; however, the volume increases in retail have not been sufficient to offset the losses in foodservice and as a result, we expect decreases in volumes in the last quarter of fiscal 2020 in our Chicken and Prepared Foods segments. We cannot currently predict the ultimate impact that COVID-19 will have on our short- and long-term demand, as it will depend on, among other things, the severity and duration of the COVID-19 crisis. Our liquidity is expected to be adequate to continue to run our operations and meet our obligations as they become due. Due to the inability to reasonably quantify the total impact of COVID-19 to our operations, we are not currently providing segment adjusted operating margin guidance.

•
Beef – USDA projects domestic production will increase approximately 3% in fiscal 2021 as compared to a COVID-19 impacted fiscal 2020. For fiscal 2021, we also expect ample supplies in regions where we operate our plants.

•	Pork – USDA projects domestic production will increase approximately 1% in fiscal 2021 as compared to a COVID-19 impacted fiscal 2020.

•	Chicken – USDA projects a relatively flat to slightly increased outlook for chicken production in fiscal 2021 as compared to fiscal 2020.

•	Prepared Foods – We will continue to be responsive to changes in consumer behavior as a result of the impacts of COVID-19 as we move into fiscal 2021.

•	International/Other – We expect improved results from our foreign operations in fiscal 2021.

•
Capital Expenditures – For fiscal 2020, we expect capital expenditures to be approximately $1.2 billion with a similar amount expected in fiscal 2021. Capital expenditures include spending for production growth, safety, animal well-being, infrastructure replacements and upgrades, and operational improvements that are expected to result in production and labor efficiencies, yield improvements and sales channel flexibility.

•	Net Interest Expense – We expect net interest expense to approximate $470 million for fiscal 2020 and $440 million for fiscal 2021.

•	Liquidity – We expect total liquidity, which was approximately $3.1 billion at June 27, 2020, to remain above our minimum liquidity target of $1.0 billion.

•	Tax Rate – We currently expect our adjusted effective tax rate to be around 23% in fiscal 2020 and fiscal 2021.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019
Sales	$10,022	$10,885	$31,725	$31,521
Cost of Sales	8,709	9,549	27,951	27,638
Gross Profit	1,313	1,336	3,774	3,883

Selling, General and Administrative	538	555	1,672	1,660
Operating Income	775	781	2,102	2,223
Other (Income) Expense:
Interest income	(3)	(2)	(9)	(9)
Interest expense	122	121	361	339
Other, net	(11)	(62)	(133)	(72)
Total Other (Income) Expense	108	57	219	258
Income before Income Taxes	667	724	1,883	1,965
Income Tax Expense	140	43	428	302
Net Income	527	681	1,455	1,663
Less: Net Income Attributable to Noncontrolling Interests	—	5	7	10
Net Income Attributable to Tyson	$527	$676	$1,448	$1,653
Weighted Average Shares Outstanding:
Class A Basic	292	293	293	293
Class B Basic	70	70	70	70
Diluted	364	367	366	366
Net Income Per Share Attributable to Tyson:
Class A Basic	$1.48	$1.90	$4.07	$4.64
Class B Basic	$1.33	$1.71	$3.65	$4.17
Diluted	$1.44	$1.84	$3.96	$4.51
Dividends Declared Per Share:
Class A	$0.420	$0.375	$1.305	$1.200
Class B	$0.378	$0.338	$1.175	$1.081

Sales Growth	(7.9)%		0.6%
Margins: (Percent of Sales)
Gross Profit	13.1%	12.3%	11.9%	12.3%
Operating Income	7.7%	7.2%	6.6%	7.1%
Net Income Attributable to Tyson	5.3%	6.3%	4.6%	5.3%
Effective Tax Rate	21.0%	6.0%	22.7%	15.4%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	June 27, 2020	September 28, 2019
Assets
Current Assets:
Cash and cash equivalents	$1,365	$484
Accounts receivable, net	2,064	2,173
Inventories	3,915	4,108
Other current assets	355	404
Total Current Assets	7,699	7,169
Net Property, Plant and Equipment	7,515	7,282
Goodwill	10,890	10,844
Intangible Assets, net	6,842	7,037
Other Assets	1,612	765
Total Assets	$34,558	$33,097

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$750	$2,102
Accounts payable	1,743	1,926
Other current liabilities	1,780	1,485
Total Current Liabilities	4,273	5,513
Long-Term Debt	11,279	9,830
Deferred Income Taxes	2,370	2,356
Other Liabilities	1,632	1,172

Total Tyson Shareholders’ Equity	14,858	14,082
Noncontrolling Interests	146	144
Total Shareholders’ Equity	15,004	14,226

Total Liabilities and Shareholders’ Equity	$34,558	$33,097

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	June 27, 2020	June 29, 2019
Cash Flows From Operating Activities:
Net income	$1,455	$1,663
Depreciation and amortization	876	809
Deferred income taxes	27	43
Other, net	(7)	41
Net changes in operating assets and liabilities	357	(1,021)
Cash Provided by Operating Activities	2,708	1,535

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(907)	(971)
Purchases of marketable securities	(59)	(47)
Proceeds from sale of marketable securities	41	46
Acquisitions, net of cash acquired	—	(2,461)
Proceeds from sale of business	29	—
Acquisition of equity investments	(183)	—
Other, net	(64)	98
Cash Used for Investing Activities	(1,143)	(3,335)

Cash Flows From Financing Activities:
Proceeds from issuance of debt	1,589	4,619
Payments on debt	(485)	(2,179)
Borrowings on revolving credit facility	1,210	335
Payments on revolving credit facility	(1,280)	(335)
Proceeds from issuance of commercial paper	14,318	13,060
Repayments of commercial paper	(15,317)	(12,970)
Purchases of Tyson Class A common stock	(200)	(225)
Dividends	(451)	(403)
Stock options exercised	29	60
Other, net	(7)	(30)
Cash (Used for) Provided by Financing Activities	(594)	1,932
Effect of Exchange Rate Changes on Cash	(8)	4
Increase in Cash and Cash Equivalents and Restricted Cash	963	136
Cash and Cash Equivalents and Restricted Cash at Beginning of Year	484	270
Cash and Cash Equivalents and Restricted Cash at End of Period	1,447	406
Less: Restricted Cash at End of Period	82	—
Cash and Cash Equivalents at End of Period	$1,365	$406

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Nine Months Ended		Fiscal Year Ended	Twelve Months Ended
	June 27, 2020	June 29, 2019	September 28, 2019	June 27, 2020

Net income	$1,455	$1,663	$2,035	$1,827
Less: Interest income	(9)	(9)	(11)	(11)
Add: Interest expense	361	339	462	484
Add: Income tax expense	428	302	396	522
Add: Depreciation	662	600	819	881
Add: Amortization (a)	204	201	267	270
EBITDA	$3,101	$3,096	$3,968	$3,973

Adjustments to EBITDA:
Add: Keystone purchase accounting and acquisition related costs (b)	—	37	37	—
Add: Impairments net of realized gains associated with the divestiture of businesses (c)	—	—	41	41
Add: Restructuring and related charges	52	31	41	62
Add: Beef production facility fire costs, net of insurance proceeds	1	—	31	32
Add: Loss (Gain) from pension plan terminations	(116)	—	15	(101)
Less: Gain on sale of investment	—	(55)	(55)	—
Total Adjusted EBITDA	$3,038	$3,109	$4,078	$4,007

Total gross debt			$11,932	$12,029
Less: Cash and cash equivalents			(484)	(1,365)
Less: Short-term investments			(1)	(2)
Total net debt			$11,447	$10,662

Ratio Calculations:
Gross debt/EBITDA			3.0x	3.0x
Net debt/EBITDA			2.9x	2.7x

Gross debt/Adjusted EBITDA			2.9x	3.0x
Net debt/Adjusted EBITDA			2.8x	2.7x

(a)
Excludes the amortization of debt issuance and debt discount expense of $10 million for the nine months ended June 27, 2020, $8 million for the nine months ended June 29, 2019, $12 million for the fiscal year ended September 28, 2019 and $14 million for the twelve months ended June 27, 2020 as it is included in interest expense.

(b)	Keystone acquisition and integration costs for fiscal year 2019 included $11 million of purchase accounting adjustments and $26 million of acquisition related costs.

(c)	The fiscal year ended September 28, 2019 included a $41 million impairment associated with the planned divestiture of a business.
EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Net debt to EBITDA (Adjusted EBITDA) represents the ratio of our debt, net of cash, cash equivalents and short-term investments, to EBITDA (and to Adjusted EBITDA). EBITDA, Adjusted EBITDA, net debt to EBITDA and net debt to Adjusted EBITDA are presented as supplemental financial measurements in the evaluation of our business. Adjusted EBITDA is a tool intended to assist our management and investors in comparing our performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that management believes do not directly reflect our core operations on an ongoing basis.

We believe the presentation of these financial measures helps management and investors to assess our operating performance from period to period, including our ability to generate earnings sufficient to service our debt, enhances understanding of our financial performance and highlights operational trends. These measures are widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies; however, the measurements of EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) may not be comparable to those of other companies, which may limit their usefulness as comparative measures. EBITDA (and Adjusted EBITDA) and net debt to EBITDA (and to Adjusted EBITDA) are not measures required by or calculated in accordance with generally accepted accounting principles (GAAP) and should not be considered as substitutes for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA (and Adjusted EBITDA) is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA (and Adjusted EBITDA) involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA (and Adjusted EBITDA). Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(In millions, except per share data)
(Unaudited)

	Third Quarter				Nine Months Ended
	Pretax Impact		EPS Impact		Pretax Impact		EPS Impact
	2020	2019	2020	2019	2020	2019	2020	2019

Reported net income per share attributable to Tyson			$1.44	$1.84			$3.96	$4.51

Add: Restructuring and related charges	$—	$15	—	0.03	$52	$31	0.11	0.06

(Less)/Add: Beef production facility fire insurance proceeds, net of costs	$(15)	$—	(0.03)	—	$1	$—	—	—

Less: Gain on sale of investment	$—	$(55)	—	(0.11)	$—	$(55)	—	(0.11)

Less: Recognition of previously unrecognized tax benefit	$—	$—	—	(0.29)	$—	$—	—	(0.29)

Add: Keystone purchase accounting and acquisition related costs (a)	$—	$—	—	—	$—	$37	—	0.08

Less: Gain from pension plan terminations	$(6)	$—	(0.01)	—	$(116)	$—	(0.24)	—

Adjusted net income per share attributable to Tyson			$1.40	$1.47			$3.83	$4.25

(a)
Keystone purchase accounting and acquisition related costs for the first nine months of fiscal 2019 included an $11 million purchase accounting adjustment for the fair value step-up of inventory and $26 million of acquisition related costs.

Adjusted net income per share attributable to Tyson (Adjusted EPS) is presented as a supplementary measure of our financial performance that is not required by, or presented in accordance with, GAAP. We use Adjusted EPS as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe Adjusted EPS is meaningful to our investors to enhance their understanding of our financial performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS. Further, we believe that Adjusted EPS is a useful measure because it improves comparability of results of operations from period to period. Adjusted EPS should not be considered a substitute for net income per share attributable to Tyson or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of Adjusted EPS may not be comparable to similarly titled measures reported by other companies.

TYSON FOODS, INC.
Operating Income Reconciliation
(In millions)
(Unaudited)

Adjusted Operating Income (Loss)
(for the third quarter ended June 27, 2020)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income (loss)	$651	$107	$(120)	$145	$(8)	$775
Less: Beef production facility fire insurance proceeds, net of costs	(15)	—	—	—	—	(15)
Adjusted operating income (loss)	$636	$107	$(120)	$145	$(8)	$760

Adjusted Operating Income
(for third quarter ended June 29, 2019)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income	$270	$42	$230	$229	$10	$781
Add: Restructuring and related charges	1	—	7	7	—	15
Adjusted operating income	$271	$42	$237	$236	$10	$796

Adjusted Operating Income
(for the nine months ended June 27, 2020)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income	$1,170	$391	$36	$494	$11	$2,102
Add: Restructuring and related charges	5	2	21	22	2	52
Add: Beef production facility fire costs, net of insurance proceeds	1	—	—	—	—	1
Adjusted operating income	$1,176	$393	$57	$516	$13	$2,155

Adjusted Operating Income (Loss)
(for the nine months ended June 29, 2019)
	Beef	Pork	Chicken	Prepared Foods	International/Other	Total
Reported operating income (loss)	$731	$237	$531	$739	$(15)	$2,223
Add: Restructuring and related charges	1	—	16	14	—	31
Add: Keystone purchase accounting and acquisition related costs	—	—	13	—	24	37
Adjusted operating income	$732	$237	$560	$753	$9	$2,291

Adjusted operating income is presented as a supplementary measure of our operating performance that is not required by, or presented in accordance with, GAAP. We use adjusted operating income as an internal performance measurement and as one criterion for evaluating our performance relative to that of our peers. We believe adjusted operating income is meaningful to our investors to enhance their understanding of our operating performance and is frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report adjusted operating income. Further, we believe that adjusted operating income is a useful measure because it improves comparability of results of operations from period to period. Adjusted operating income should not be considered as a substitute for operating income or any other measure of operating performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Our calculation of adjusted operating income may not be comparable to similarly titled measures reported by other companies.

Tyson Foods, Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under three generations of family leadership, the company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the company had 141,000 team members at September 28, 2019. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit www.tysonfoods.com.
A conference call to discuss the Company's financial results will be held at 9 a.m. Eastern Monday, August 3, 2020. We encourage participants to pre-register for the conference call using the following link: http://dpregister.com/10145640. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call has started. Those without internet access or who are unable to pre-register may dial-in by calling toll free 1-844-890-1795 or international toll 1-412-717-9589.
To listen to the live webcast, an archived replay or to view the accompanying slides, go to the company’s investor website at http://ir.tyson.com. The webcast also can be accessed by using the direct link https://event.on24.com/wcc/r/2396233/2D5C2E3AECE202F5CB086B64178DC885. A telephone replay of the call will be available until September 3, 2020, toll free at 1-877-344-7529, international toll 1-412-317-0088 or Canada toll free 855-669-9658. The replay access code is 10145640. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com. To download Tyson Foods’ free investor relations app, which offers access to SEC filings, news releases, transcripts, webcasts and presentations, please visit the App Store for iPhone and iPad or Google Play for Android mobile devices.
Forward-Looking Statements
Certain information in this report constitutes forward-looking statements. Such forward-looking statements include, but are not limited to, current views and estimates of our outlook for the remainder of fiscal 2020 and fiscal 2021, other future economic circumstances, industry conditions in domestic and international markets, our performance and financial results (e.g., debt levels, return on invested capital, value-added product growth, capital expenditures, tax rates, access to foreign markets and dividend policy). These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (ii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iii) outbreak of a livestock disease (such as African swine fever (ASF), avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (iv) the effectiveness of our financial fitness program; (v) the implementation of an enterprise resource planning system; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) changes in availability and relative costs of labor and contract farmers and our ability to maintain good relationships with employees, labor unions, contract farmers and independent producers providing us livestock; (viii) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (ix) changes in consumer preference and diets and our ability to identify and react to consumer trends; (x) effectiveness of advertising and marketing programs; (xi) our ability to leverage brand value propositions; (xii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiii) impairment in the carrying value of our goodwill or indefinite life intangible assets; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) adverse results from litigation; (xvi) cyber incidents, security breaches or other disruptions of our information technology systems; (xvii) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xiii) risks associated with our commodity purchasing activities; (xix) the effect of, or changes in, general economic conditions; (xx) significant marketing plan changes by large customers or loss of one or more large customers; (xxi) impacts on our operations caused by factors and forces beyond our control, such as natural disasters, fire, bioterrorism, pandemics or extreme weather; (xxii) failure to maximize or assert our intellectual property rights; (xxiii) our participation in multiemployer pension plans; (xxiv) the Tyson Limited Partnership’s ability to exercise significant control over the Company; (xxv) effects related to changes in tax rates, valuation of deferred tax assets and liabilities, or tax laws and their interpretation; (xxvi) volatility in capital markets or interest rates; (xxvii) risks associated with our failure to integrate Keystone Foods’ operations or to realize the targeted cost savings, revenues and other benefits of the acquisition; (xxviii) pandemics or disease outbreaks, such as the global novel coronavirus (COVID-19), may disrupt consumption and trade patterns, supply chains, and production processes, which could materially affect our operations and results of operations; (xxix) the outbreak of the COVID-19 global pandemic and associated responses has had, and is expected to continue to have, an adverse impact on our business and operations; and (xxx) those factors listed under Item 1A. “Risk Factors” in this report and Part I, Item 1A. “Risk Factors” included in our Annual Report filed on Form 10-K for the year ended September 28, 2019, our Current Report on Form 8-K filed March 13, 2020, and our Quarterly Report on Form 10-Q for the period ended June 27, 2020.

Media Contact: Gary Mickelson, 479-290-6111 Investor Contact: Jon Kathol, 479-290-4235	Source: Tyson Foods, Inc. Category: IR, Newsroom